UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIVERSA CORPORATION

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2005

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Thursday, May 12, 2005, at 1:30 p.m. local time at Diversa’s offices, located at 4939 Directors Place, San Diego, California 92121. We hope that it will be possible for you to attend in person.

At the meeting, the stockholders will be asked to elect two directors to our Board of Directors, approve our 2005 Non-Employee Directors’ Equity Incentive Plan, and to ratify the selection of our independent registered public accountants.

We will also present a report on our operations and activities. Following the meeting, management will be pleased to answer your questions about Diversa.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person, if you so desire.

Sincerely

Jay M. Short, Ph.D.

President and Chief Executive Officer

DIVERSA CORPORATION

4955 Directors Place

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2005

TO THE STOCKHOLDERS OF DIVERSA CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DIVERSA CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, May 12, 2005 at 1:30 p.m. local time at the offices of the Company, 4939 Directors Place, San Diego, California 92121, for the following purposes:

1.    To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

2.    To approve the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan.

3.    To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accountants for the year ending December 31, 2005.

4.    To conduct any other business properly brought before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 14, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony E. Altig

Senior Vice President, Finance

Chief Financial Officer and Secretary

San Diego, California

April 15, 2005

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIVERSA CORPORATION

4955 Directors Place

San Diego, California 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Diversa Corporation (sometimes referred to as the “Company” or “Diversa”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 19, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2005 will be entitled to vote at the annual meeting. On this record date, there were 43,981,400 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 14, 2005 your shares were registered directly in your name with Diversa Corporation’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two directors;

•	Approval of the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan;

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Diversa Corporation. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, “For” the proposal to approve the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan, and “For” the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Diversa Corporation’s Secretary at the Company’s principal executive offices, 4955 Directors Place, San Diego, CA 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

•	If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 16, 2005, to Diversa Corporation’s Secretary at 4955 Directors Place, San Diego, CA 92121. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for the Company’s 2006 annual meeting of stockholders must do so no later than February 11, 2006 and no earlier than January 12, 2006. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify the Company before March 1, 2006, the Company’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For”, “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of the two directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the proposed approval of the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 43,981,400 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of eight members. There are three directors in the class whose term of office expires in 2005, Mr. Peter Johnson, Mr. Donald J. Johnston, and Ms. Cheryl Wenzinger. Mr. Johnson is currently a director of the Company who was previously elected by the stockholders. Ms. Wenzinger was elected by the Board as a new director in February 2004. If elected at the Annual Meeting, Mr. Johnson and Ms. Wenzinger would each serve until the 2008 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until his or her earlier death, resignation, or removal. Mr. Johnston has informed the Company that he will serve as a member of the Board of Directors through May 12, 2005, but he will not stand for re-election at the Annual Meeting because of his anticipated retirement. The Board of Directors intends to replace Mr. Johnston as soon as is practical after the Annual Meeting. Because of Mr. Johnston’s decision to retire and not stand for re-election, there will be fewer nominees for director than director positions available in the class of directors whose term of office expires in 2005. Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons. It is the Company’s policy to invite, but not require, the members of the Board of Directors to attend the Annual Meeting. Three members of the Board of Directors attended the Company’s 2004 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting of Stockholders

Mr. Peter Johnson, 59, has been a director since 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc. and served as its president and chief executive officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a non-profit organization. Mr. Johnson received a B.A. and an M.A. from the University of California.

Ms. Cheryl Wenzinger, 56, has been a director since 2004 and serves as Diversa’s Audit Committee financial expert. In her most recent position as audit partner at Deloitte & Touche from 1984 to 2000, Ms. Wenzinger served many private and public companies, with a focus on health care providers and insurers, manufacturing, and agribusiness. She currently serves on the Board of Trustees for Delta Dental Plan of Colorado, where she chairs the audit committee and serves on the strategy and business ethics and corporate compliance committees. In addition, Ms. Wenzinger is a director and chair of the audit Committee for Vicuron Pharmaceuticals, a public biopharmaceutical company. Ms. Wenzinger received a B.S. in Accounting from the University of Northern Colorado and is a Certified Public Accountant.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NOMINEE.

Directors Continuing in Office Until the 2006 Annual Meeting of Stockholders

Dr. James H. Cavanaugh, 68, has been a director since 1992 and the Company’s Chairman since 1998. Since 1988, Dr. Cavanaugh has served as a general partner of HealthCare Ventures LLC, a venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan International, a pharmaceutical company. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is the non-executive chairman of Shire Pharmaceuticals Group plc., a specialty pharmaceutical company, and serves as a director on the boards of MedImmune, Inc., Vicuron Pharmaceuticals, and Advancis Pharmaceuticals Corp., all biopharmaceutical companies.

Dr. Jay M. Short, 47, has been a director and the Company’s Chief Technology Officer since 1994 and was also appointed President in 1998 and Chief Executive Officer in 1999. Before joining the Company, Dr. Short served as president of Stratacyte, Inc., a biotechnology company, and vice president of research and development and operations for Stratagene Cloning Systems. Dr. Short currently serves as a director for Invitrogen Corporation, a company specializing in products for the life sciences industry, StressGen Biotechnologies Corp., a biopharmaceuticals company, and Senomyx, Inc., a public biotechnology company. Dr. Short received his B.A. from Taylor University and a Ph.D. from Case Western Reserve University.

Dr. Melvin I. Simon, 68, has been a director since 1994. Dr. Simon was chairman and has been a professor in the Division of Biology at the California Institute of Technology since 1982, where he is currently the Anne P. and Benjamin F. Biaggini Professor of Biological Sciences. From 1965 to 1982, Dr. Simon was a professor at the University of California, San Diego. He received a B.S. from the City College of New York and a Ph.D. from Brandeis University.

Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders

Dr. Fernand Kaufmann, 62, has been a director since 2004. Dr. Kaufmann retired from The Dow Chemical Company, a public chemical manufacturing company, in 2001. During his over 30-year career at Dow, Dr. Kaufmann served in a number of senior executive capacities, including Group Vice-President for New Businesses and as a member of Dow’s management executive committee. Dr. Kaufmann currently serves as chairman of the board of HPL SA, a Swiss technology start-up company in the field of novel lithium-ion battery technology. Dr. Kaufmann received a Ph.D. in Polymer Chemistry from the University of Strasbourg in France in 1969.

Mr. Mark Leschly, 36, has been a director since 1999. Mr. Leschly is a Managing Partner of Rho Capital Partners, Inc., an international asset management firm, investment and venture capital management company, a position he has held since 1999. From 1994 to 1999, Mr. Leschly was an associate and then a general partner of HealthCare Ventures LLC, a health care venture capital management company. Prior to joining HealthCare Ventures, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly also serves as a director for Tercica, Inc. and NitroMed, Inc. and is chairman of the board of directors of Senomyx, Inc. Mr. Leschly holds a B.A. degree from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

Director Retiring in 2005

Mr. Donald D. Johnston, 79, has been a director since 1993. Since 1986, Mr. Johnston has worked as a consultant for various companies, including Johnson & Johnson, a health care products company, Human Genome Sciences, Inc., a biotechnology company, and HealthCare Investment Corporation, a venture capital firm. He worked in product and general management for Johnson & Johnson from 1962 to 1986, including serving as president of J&J Baby Products Co. from 1972 to 1977. Mr. Johnston also served as a director of Johnson & Johnson from 1975 through 1986. Mr. Johnston currently serves as a director of Osteotech, Inc. Mr. Johnston received a B.A. from the University of Cincinnati.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accountants, the Board of Directors affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Short, the President and Chief Executive Officer of the Company, and Dr. Simon, who served as the Company’s Resident Scientific Advisor on a part-time basis until December 31, 2004.

Information Regarding the Board of Directors and its Committees

As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Diversa Corporation at 4955 Directors Place, San Diego, CA 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Governance and Nominating Committee.

The following table provides membership and meeting information for fiscal 2004 for the Board of Directors’ Audit Committee, Compensation Committee, and Governance and Nominating Committee:

Director	Audit	Compensation	Governance and Nominating*
Dr. James H. Cavanaugh		X	X
Dr. Wayne T. Hockmeyer**	X		X
Mr. Peter Johnson		Chair	X
Mr. Donald D. Johnston	Chair		Chair
Dr. Fernand Kaufmann
Mr. Mark Leschly	X		X
Dr. Jay M. Short
Dr. Melvin I. Simon
Ms. Cheryl A. Wenzinger***	X
Total meetings in fiscal year 2004**	8	4	4

* The Corporate Governance Committee and the Nominating Committee were consolidated as the Governance and Nominating Committee in mid-2004. Prior to such consolidation, the Corporate Governance Committee met two times. Following such consolidation, the Governance and Nominating Committee met two times.

** Dr. Hockmeyer was a member of the Corporate Governance Committee prior to his resignation as a director in May 2004. Ms. Wenzinger replaced Dr. Hockmeyer on the Audit Committee in February 2004.

*** Ms. Wenzinger became a member of the Audit Committee in February 2004.

Below is a description of each committee referred to above. The Board of Directors has determined that each member of each of these committees meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. The charters for each of these committees may currently be viewed on the Company’s website at http://www.diversa.com/governance.

Audit Committee

The Audit Committee’s primary responsibility is to monitor and evaluate management’s financial reporting process and the accounting policies on which it is based, together with the independent registered public accountants’ review thereof, to assure that (i) the outcome portrays the Company’s financial condition and the financial effects of the Company’s activities in a full, fair, accurate, timely, and understandable manner and (ii) that the systems of internal and disclosure controls are effective. In carrying out this responsibility, the Audit Committee meets with the Company’s independent registered public accountants on a regular basis to discuss the quarterly financial statements and to review the results of the annual audit and discuss the annual financial statements; appoints the independent auditors; oversees the independence of the independent registered public accountants; evaluates the performance of the independent registered public accountants; and receives and considers the comments of the independent registered public accountants as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. During 2004, the Audit Committee was composed of three directors: Messrs. Johnston (Committee Chairman) and Leschly, and Ms. Wenzinger. As of February 2004, Ms. Wenzinger replaced Dr. Wayne T. Hockmeyer on the Audit Committee. It is anticipated that Dr. Kaufmann will join the Audit Committee following the 2005 Annual Meeting of Stockholders. The Audit Committee met eight times during 2004, including telephonic meetings.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Ms. Wenzinger qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Ms. Wenzinger’s level of knowledge and experience based on a number of factors, including her formal education, professional certification, and experience as an audit partner of a public accounting firm.

Compensation Committee

The Compensation Committee reviews and approves salaries and incentive compensation to officers and employees, awards stock options to employees and consultants under the Company’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed currently of two directors: Mr. Johnson (Committee Chairman) and Dr. Cavanaugh. Dr. Hockmeyer served as a member of the Compensation Committee until his resignation in May 2004. It is anticipated that Dr. Kaufmann will join the Compensation Committee following the 2005 Annual Meeting of Stockholders. All members of the Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met four times during 2004.

Governance and Nominating Committee

The Governance and Nominating Committee evaluates the Company’s corporate governance functions on behalf of the Board of Directors, including procedures for compliance with applicable legal, ethical, and regulatory requirements that affect corporate governance, makes recommendations to the Board of Directors regarding governance issues, identifies, reviews, and evaluates candidates to serve as directors of the Company, serves as a focal point for communication between such candidates, the Board of Directors, and the Company’s management, and recommends such candidates to the Board of Directors. The Governance and Nominating Committee’s primary responsibilities include assessment of the Board of Directors, conflicts of interest assessment, corporate governance guidelines, procedures for information dissemination, and director nominations, Board of Directors committee nominations, and recommendations regarding director changes of position. The Governance and Nominating Committee consists of Messrs. Johnston (Committee Chairman), Johnson, and Leschly, and Dr. Cavanaugh. All members of the Governance and Nominating Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Governance and Nominating Committee met four times during 2004.

The Governance and Nominating Committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The Governance and Nominating Committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, experience in the markets the Company serves, and the ability to exercise sound business judgment. However, the Governance and Nominating Committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Governance and Nominating Committee considers the current needs of the Board of Directors and the Company, and seeks to maintain a balance of knowledge, experience and capability, and to avoid potential conflicts of interest. In the case of new director candidates, the Governance and Nominating Committee also determines whether a particular candidate must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

At this time, the Governance and Nominating Committee does not consider director candidates recommended by stockholders. The Governance and Nominating Committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for Board of Directors membership.

Meetings of the Board of Directors

The Board of Directors met five times during 2004, including telephonic meetings. Each Board of Directors member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the Secretary of Diversa Corporation, 4955 Directors Place, San Diego, California 92121. Any communication must state the number of shares owned by the security holder making the communication. Effective September 21, 2004, the Governance and Nominating Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires their attention. If the Secretary determines that the communication is unduly hostile, threatening, or similarly inappropriate, the Secretary shall discard the communication. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Company’s accounting department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

The Company has adopted the Diversa Corporation Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://www.diversa.com/governance. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from its provisions to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including management’s implementation and maintenance of effective systems of internal and disclosure controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The purpose of the Audit Committee is to provide oversight relating to the integrity, clarity, and completeness of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company’s independent auditors, the independent auditors’ qualifications and independence, and the Company’s compliance with ethics policies and legal and regulatory requirements with respect to financial reporting matters.

The Audit Committee is comprised of three directors, each of whom meets the current independence and experience requirements of the Nasdaq listing standards.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audits of the Company’s financial statements and their approach to the assessment of the Company’s internal controls over financial reporting. The Audit Committee reviewed with management and the independent registered public accountants the presentation of the financial results and the results of the assessment of internal controls over financial reporting. Management has advised the committee that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These reviews included discussions with the independent registered public accountants of matters as are required to be discussed with the Audit Committee by Statement of Auditing Standards No. 61, as amended, “Communications with Audit Committees,” including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. In addition, the Audit Committee has discussed with the independent registered public accountants the independent registered public accountants’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of nonaudit services with the independent registered public accountants’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005.

Audit Committee(2)

Mr. Donald D. Johnston (Committee Chairman)

Mr. Mark Leschly

Ms. Cheryl Wenzinger

(1)    The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(2)    Ms. Wenzinger replaced Dr. Wayne T. Hockmeyer on the Audit Committee in February 2004.

PROPOSAL 2

APPROVAL OF 2005 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

In March 2005, the Board of Directors of the Company (“Board”) adopted the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan (“Directors’ Plan”), subject to stockholder approval. There are currently 600,000 shares of Common Stock reserved for issuance under the Directors’ Plan. The number of shares available for issuance under the Directors’ Plan will automatically increase on the first trading day of each calendar year, beginning with the 2006 calendar year and continuing through and including calendar year 2015, by an amount equal to the excess of (i) the number of shares subject to stock awards granted during the preceding calendar year, over (ii) the number of shares added back to the share reserve during the preceding calendar year pursuant to expirations, terminations, cancellations forfeitures and repurchases of previously granted awards. However this automatic annual increase shall not exceed 250,000 shares in any calendar year.

The Board adopted the Directors’ Plan as the primary equity incentive program for the Company’s non-employee directors in order to secure and retain the services of such individuals, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Directors’ Plan is intended as the successor to the 1999 Non-Employee Directors’ Stock Option Plan, which will terminate upon stockholder approval of this Proposal 2 .

As of April 14, 2005, no awards have been granted under the Directors’ Plan.

Stockholders are requested in this Proposal 2 to approve the adoption of the Directors’ Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors’ Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the Directors’ Plan are outlined below:

General

The Directors’ Plan provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock unit awards, stock bonuses, stock purchase awards and other forms of stock awards (collectively “awards”) to new and continuing non-employee members of the Board. Non-statutory stock options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”). Stock appreciation rights granted under the Directors’ Plan may include tandem rights, concurrent rights or independent rights. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Board adopted the Directors’ Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

Administration

The Board administers the Directors’ Plan. Subject to the provisions of the Directors’ Plan, the Board has the power to construe and interpret the Directors’ Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power, which it has not yet exercised, to delegate administration of the Directors’ Plan to a committee composed of not fewer than one member of the Board. In the discretion of the Board, a committee may consist solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act. As used herein with respect to the Directors’ Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

Stock Subject to the Directors’ Plan

An aggregate of 600,000 shares of Common Stock is reserved for issuance under the Directors’ Plan. The number of shares available for issuance under the Directors’ Plan will automatically increase on the first trading day of each calendar year, beginning with the 2006 calendar year and continuing through and including calendar year 2015, by an amount equal to the excess of (i) the number of shares subject to stock awards granted during the preceding calendar year, over (ii) the number of shares added back to the share reserve during the preceding calendar year pursuant to expirations, terminations, cancellations forfeitures and repurchases of previously granted awards. However this automatic annual increase shall not exceed 250,000 shares in any calendar year. Additionally, the Board may act prior to the first day of any calendar year, to provide that there shall be no automatic increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be for a lesser number of shares of Common Stock than as provided above.

Additionally, the share reserve of the Directors’ Plan shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that as of the effective date of the Directors’ Plan are issuable pursuant to options outstanding under the predecessor 1999 Non-Employee Directors’ Stock Option Plan, and but for its termination would otherwise have reverted to its share reserve.

If awards granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Directors’ Plan. If the Company reacquires unvested stock issued under the Directors’ Plan, the reacquired stock will again become available for reissuance under the Directors’ Plan.

As of the date hereof, no awards have been granted and no shares of Common Stock have been issued under the Directors’ Plan.

Eligibility

Participation in the Directors’ Plan is limited to non-employee members of the Board. All of the seven non-employee members of the Board are eligible to participate in the Directors’ Plan.

Terms of Options

The following is a description of the permissible terms of options under the Directors’ Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment.    The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant. As of April 14, 2005 the closing price of the Company’s Common Stock as reported on the Nasdaq National Market System was $5.11 per share.

The exercise price of options granted under the Directors’ Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, in (i) cash or check, (ii) bank draft or money order, (iii) by delivery of other common stock of the Company, (iv) pursuant to a broker-assisted cashless exercise arrangement, (v) pursuant to a net exercise arrangement, or (vi) in any other form of legal consideration acceptable to the Board.

Repricing.    In the event of a decline in the value of the Company’s Common Stock, the Board does not have the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options without the consent of the Company’s stockholders.

Option Exercise.    Options granted under the Directors’ Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Directors’ Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

Term.    The maximum term of options under the Directors’ Plan is 10 years.

Termination of Service.    Options under the Directors’ Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; (iii) such termination is as of or occurs within 12 months following a change in control (as defined below), in which case the option may be exercised at any time within 12 months of such termination or (iv) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

Unless otherwise explicitly provided in the participant’s option agreement, if a participant is terminated for “cause” as determined by the Board, the option will immediately terminate and may not be exercised from and after the time of termination for any shares.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Terms of Stock Bonuses, Purchases of Restricted Stock and Restricted Stock Units

Payment.    The Board determines the purchase price under a restricted stock purchase agreement. To the extent required by applicable law, the purchase price paid may not be less than the par value of a share of Common Stock. The Board may award stock bonuses in consideration of past services without a purchase payment. Restricted stock units may be awarded in consideration for past services or a purchase payment, however, the shares of Common Stock are not issued until the shares vest or such later time as determined by the Board and set forth in the restricted stock unit agreement.

The purchase price of stock acquired pursuant to a stock bonus, restricted stock purchase or stock unit agreement under the Directors’ Plan must be paid either in cash at the time of purchase or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) past services or (iii) in any other form of legal consideration acceptable to the Board.

Vesting.    Shares of stock sold or awarded under the Directors’ Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a stock bonus, restricted stock unit, or restricted stock purchase agreement under the Directors’ Plan.

Stock Appreciation Rights

The Directors’ Plan broadly authorizes the grant of stock appreciation rights, subject to such terms and conditions as the Board may determine at the time of grant. The participant is entitled to receive upon exercise an appreciation distribution equal to the fair market value of that number of shares equal to the number of share equivalents in which the participant is vested under the stock appreciation right less the fair market value of such number of shares of stock on the date of grant of the stock appreciation rights. Appreciation distributions payable upon exercise of stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock or a combination thereof.

Repricing.    In the event of a decline in the value of the Company’s Common Stock, the Board does note have the authority to offer participants the opportunity to replace outstanding higher priced stock appreciation rights with new lower priced stock appreciation rights without the consent of the Company’s stockholders.

Restrictions on Transfer

Generally, non-statutory stock options will not be transferable except by will, the laws of descent and distribution or pursuant to a martial dissolution. However, the Board may grant non-statutory stock options that are transferable to the extent provided in the stock option agreement. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may also be subject to restrictions on transfer that the Board deems appropriate.

Unless otherwise determined by the Board and expressly authorized in the stock bonus agreement, restricted stock purchase agreement, stock appreciation right agreement, or restricted stock unit agreement, rights under such awards may not be transferred.

Adjustment Provisions

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Directors’ Plan and outstanding awards. In that event, the Directors’ Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the Directors’ Plan, the maximum number of shares by which the share reserve is to increase automatically each year, the maximum number of shares that can be awarded to any participant in any calendar year, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Effect of Certain Corporate Events

In the event of (i) the sale or other disposition of all or substantially all of the assets of the Company, (ii) the sale or other disposition of at least 90% of the outstanding securities of the Company, or (iii) certain specified types of merger, consolidation or similar transactions (collectively, “corporate transaction”), any surviving or acquiring corporation may continue or assume awards outstanding under the Directors’ Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full. Additionally, all outstanding stock awards will terminate if not exercised (if applicable) at or prior to such effective date.

In the event that a participant is forced to resign his or her position as a non-employee director as a condition of a change in control (as defined below) then the outstanding stock awards held by such participant shall become fully vested and exercisable immediately prior to the effectiveness of such resignation (contingent upon the effectiveness of the change in control).

A “change in control” generally means the occurrence of any of the following, subject to certain exceptions: (i) the acquisition by any person of 50% or more of the Company’s outstanding voting stock, (ii), a merger, consolidation or similar transaction, or a sale, lease exclusive license or other disposition of all or substantially all of the Company’s assets, where persons who have beneficial ownership of our stock prior to the transaction do not directly or indirectly hold more than 50% of the voting securities of the surviving entity in substantially the same proportions as they held in the Company’s stock prior to the transaction, (iii) a complete dissolution or liquidation of the Company, or (iv) the members who constituted the Board on the date the Board adopted the Directors’ Plan cease to constitute at least a majority of the Board.

The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

The Board may suspend or terminate the Directors’ Plan without stockholder approval or ratification at any time or from time to time.

The Board may also amend the Directors’ Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Directors’ Plan to satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the Directors’ Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of any securities exchange listing requirements. The Board may submit any other amendment to the Directors’ Plan for stockholder approval.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and the Company with respect to participation in the Directors Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. This summary does not discuss the tax consequences of stock awards that are subject to Section 409A of the Code but which do not conform with its requirements.

Non-statutory Stock Options.    No taxable income is recognized by a participant upon the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, the Company will be entitled to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Purchase Awards and Stock Bonus Awards.    Upon the grant of a stock purchase award or stock bonus award which is unvested and subject to reacquisition by the Company in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when the Company’s reacquisition right lapses, an amount equal to the fair market value of the shares on the date the repurchase right lapses. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the fair market value of the shares on the date of issuance. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the reacquisition right lapses. The Company will be entitled to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a stock purchase award or stock bonus award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock (if any) plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards.    No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance provided that any deferred issuance of the shares beyond the vesting date complies with the requirements of Section 409A of the Code. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Option Transactions and New Plan Benefits

No stock awards have been granted to date under the Directors’ Plan. Any stock awards granted under the Directors’ Plan following approval of this Proposal 2 will be granted in the Board’s discretion.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by Delaware law, the Company’s Restated Certificate of Incorporation, or the Company’s Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification in accordance with the charter of the Audit Committee and as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to the Company for services related to the fiscal years ended December 31, 2004 and December 31, 2003, by Ernst & Young LLP, the Company’s independent registered public accountants.

	Fiscal Year Ended
	2004	2003
Audit Fees	$444,278	$113,000
Audit-related Fees	51,060	—
Tax Fees	28,000	18,000
All Other Fees	—	—

Total Fees	$523,338	$131,000

Of the total Audit Fees above for 2004, $295,778 relate to professional services rendered by Ernst & Young LLP in conducting their audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Company also engaged Moss Adams LLP to assist the Company in preparing for the Sarbanes-Oxley Section 404 audit and has been billed an aggregate of approximately $436,000 in 2004 and 2005. Of the total Audit-related Fees above, $32,000 relate to an audit conducted by Ernst & Young LLP required by a governmental granting agency in connection with certain of the Company’s grants, and the balance relates to services rendered by Ernst & Young LLP to assist the Company in preparing for the Sarbanes-Oxley Section 404 audit. The Tax Fees above relate to professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning. All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accountants, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual explicit case-by-case basis before the independent registered public accountants are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the independent registered public accountants’ independence. None of the fees paid to the independent registered public accountants under the categories Audit-related, Tax, and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2005 by:

•	each person known by the Company to be a beneficial owner of more than five percent of its common stock;

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table; and

•	all executive officers and directors of the Company as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Syngenta Participations AG and affiliates(2) Schwarzwaldallee 215 CH-4002 Basel Switzerland	7,963,593	18.1%

Funds Affiliated with HealthCare Ventures(3) 44 Nassau Street Princeton, New Jersey 08542	6,497,766	14.8%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	4,830,188	11.0%

Jay M. Short, Ph.D.(5)	1,860,104	4.2%
William H. Baum(6)	476,650	*
Edward T. Shonsey(7)	222,561	*
R. Patrick Simms(8)	227,187	*
Steven P. Briggs(9)	0	*
Karin Eastham(10)	0	*
James H. Cavanaugh, Ph.D.(11)	6,605,537	15.0%
Peter Johnson(12)	126,057	*
Donald D. Johnston(13)	738,800	1.7%
Fernand Kaufmann, Ph.D.(14)	35,000	*
Mark Leschly(15)	1,811,851	4.1%
Melvin I. Simon, Ph.D.(16)	533,628	1.2%
Cheryl A. Wenzinger(17)	32,250	*
All executive officers and directors as a group (15 persons)(18)	12,669,625	28.8%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole or shared voting and/or investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,965,789 shares outstanding on February 28, 2005, adjusted as required by rules promulgated by the SEC.
(2)	Includes 6,034,983 shares held by Syngenta Participations AG and 1,928,610 shares held by Syngenta Seeds AG.
(3)	Includes 3,231,679 shares held by HealthCare Ventures III, L.P.; 949,929 shares held by HealthCare Ventures IV, L.P.; 1,677,658 shares held by HealthCare Ventures V, L.P.; and 638,500 shares held by HealthCare Ventures VI, L.P.

(4)	These securities are owned by various individual and institutional investors, to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Includes 1,369,447 shares Dr. Short has the right to acquire pursuant to outstanding options exercisable within 60 days and a restricted stock award of 75,000 shares with a four-year vesting period that was made in February 2005. Also includes 388,360 shares held of record by a trust for which Dr. Short serves as trustee and 15,528 shares held by Dr. Short’s children.
(6)	Includes 337,805 shares Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days and a restricted stock award of 30,000 shares with a four-year vesting period that was made in February 2005.
(7)	Includes 172,061 shares Mr. Shonsey has the right to acquire pursuant to outstanding options exercisable within 60 days and a restricted stock award of 50,000 shares with a four-year vesting period that was made in February 2005.
(8)	Includes 150,120 shares Mr. Simms has the right to acquire pursuant to outstanding options exercisable within 60 days and a restricted stock award of 30,000 shares with a four-year vesting period that was made in February 2005.
(9)	Mr. Briggs’s employment with the Company terminated in October 2004.
(10)	Ms. Eastham’s employment with the Company terminated in May 2004.
(11)	Includes 6,497,766 shares held by HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. Dr. Cavanaugh is a managing member of the general partner of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members of each of the general partners of these funds, none of whom are affiliated with the Company. Dr. Cavanaugh disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 107,771 shares Dr. Cavanaugh has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 37,084 shares are subject to vesting and the Company’s right of repurchase.
(12)	Includes 101,657 shares Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 26,529 shares are subject to vesting and the Company’s right of repurchase.
(13)	Includes 636,029 shares held of record by a trust for which Mr. Johnston serves as trustee and 15,000 shares held of record by a trust for which Mr. Johnston’s spouse serves as trustee. Also includes 87,771 shares Mr. Johnston has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 26,529 shares are subject to vesting and the Company’s right of repurchase.
(14)	Includes 25,000 shares Dr. Kaufmann has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 21,528 shares are subject to vesting and the Company’s right of repurchase.
(15)	Includes 1,634,230 shares held by Rho Management Trust II, including 16,537 shares issuable upon exercise of warrants held by Rho Management Trust II which are exercisable within 60 days; 25,382 shares held by Rho Management Trust III and 47,931 shares held by Rho Management Partners L.P., an affiliate of Rho Capital Partners, Inc. Mr. Leschly is a managing partner of Rho Capital Partners, Inc., which is a financial advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of such shares and has no pecuniary interest therein. Also includes 87,771 shares Mr. Leschly has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 26,529 shares are subject to vesting and the Company’s right of repurchase.
(16)	Includes 331,610 shares Dr. Simon has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 4 shares are subject to vesting and the Company’s right of repurchase. Also includes 13,500 shares held of record by a trust for which Dr. Simon serves as trustee.
(17)	Includes 31,250 shares Ms. Wenzinger has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 19,619 shares are subject to vesting and the Company’s right of repurchase.
(18)	Includes 2,802,263 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days, of which 158,378 are subject to vesting and the Company’s right of repurchase.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with, except as previously disclosed on the Company proxy statement for the 2004 Annual Meeting.

Compensation of Directors

During 2004, each non-employee director of the Company received an annual retainer of $25,000, a fee of $1,500 per regularly scheduled Board meeting attended, and a fee of $500 per regularly scheduled meeting for committee participation. Also, directors who served as committee chairmen for Board committees received an additional fee of $500 per regularly scheduled committee meeting for committee participation. In the year ended December 31, 2004, the total compensation payable to all non-employee directors was $210,375 for their service on the Board. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the Company’s 1999 Non-Employee Directors’ Stock Option Plan. Only non-employee directors of the Company are eligible to receive options under the 1999 Non-Employee Directors’ Stock Option Plan. Options granted under the 1999 Non-Employee Directors’ Stock Option Plan are intended by the Company not to qualify as incentive stock options under the Code.

Option grants under the 1999 Non-Employee Directors’ Stock Option Plan are non-discretionary. On the day following the annual stockholders’ meeting (or the next business day should such date be a legal holiday), each member of the Company’s Board who is not an employee of the Company will be automatically granted under the 1999 Non-Employee Directors’ Stock Option Plan, without further action by the Company, the Board, or the stockholders of the Company, an option to purchase 25,000 shares of common stock, prorated to the extent that a director did not serve as a director since the preceding annual meeting. Additionally, each person who for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 25,000 shares of common stock, provided such person has not previously been in the Company’s employ. Also, the Chairman of the Board receives annually an additional option to purchase 10,000 shares of common stock. No other options may be granted at any time under the 1999 Non-Employee Directors’ Stock Option Plan.

Options granted under the 1999 Non-Employee Directors’ Stock Option Plan vest in equal monthly installments over three years from the date of grant and must be exercised within ten years from the date of grant, subject to earlier termination following the optionee’s cessation of service. Options granted under the 1999 Non-Employee Directors’ Stock Option Plan may be exercised prior to vesting, subject to the Company’s right of repurchase. Outstanding options under the 1999 Non-Employee Directors’ Stock Option Plan will vest in full on an accelerated basis upon certain changes in control or ownership of the Company, unless assumed or replaced with substitute options by the successor entity. The exercise price of options under the 1999 Non-Employee Directors’ Stock Option Plan will equal 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 1999 Non-Employee Directors’ Stock Option Plan are generally transferable to family members and trusts under which the director or members of the director’s family are beneficiaries. Unless otherwise terminated or amended by the Board, the 1999 Non-Employee Directors’ Stock Option Plan automatically terminates when all of the Company’s common stock reserved for issuance under the 1999 Non-Employee Directors’ Stock Option Plan has been issued.

During 2004, the Company granted options aggregating 166,250 shares to six non-employee directors of the Company at an exercise price of $9.13 per share under the 1999 Non-Employee Directors’ Stock Option Plan. As of February 20, 2005, options for 138 shares had been exercised under the 1999 Non-Employee Directors’ Stock Option Plan.

EXECUTIVE OFFICERS

Name	Age	Position
Jay M. Short, Ph.D.	47	President, Chief Executive Officer, Chief Technology Officer, and Director
William H. Baum	60	Executive Vice President, Bioscience Products
Edward T. Shonsey	59	Executive Vice President, Internal Development
Anthony E. Altig	49	Senior Vice President, Finance, Chief Financial Officer, and Secretary
Gary W. Noon	51	Senior Vice President, Pharmaceuticals
R. Patrick Simms	61	Senior Vice President, Operations

Dr. Jay M. Short’s biography is included above with those of the other members of the Board of Directors.

Mr. William H. Baum joined the Company in August 1997 as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999 and to Executive Vice President, Chemical, Agriculture, and Industrial Enzymes Business in July 2002. Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, from July 1993 to August 1997. Prior to joining International Specialty, Mr. Baum was with Betz Laboratories, also a specialty chemical company, for 20 years in a variety of international and domestic executive management positions, including Executive Vice President of European Operations and as Managing Director of Betz GmbH. Mr. Baum received a B.S. from Widener University.

Mr. Edward Shonsey joined the Company in January 2003 as Senior Vice President, Internal Development and was promoted to Executive Vice President, Internal Development in February 2004. Mr. Shonsey held several positions with Syngenta (formerly Novartis), an agribusiness company, from 1995 to 2002, including President of Syngenta Seeds Inc. Earlier while at Syngenta, Mr. Shonsey was responsible for leading research, product development, and regulatory teams to develop new product lines and to access new markets. Mr. Shonsey also served in executive financial and operations positions with Pioneer Hi-Bred International, a plant biology company (now a subsidiary of DuPont), and Proctor & Gamble, a consumer products company. Mr. Shonsey received a B.S. from Marquette University and an M.B.A. from Creighton University.

Mr. Anthony E. Altig has over 20 years of experience with biotechnology and other high technology companies, including public and private equity and debt financing transactions, financial operations, strategic alliances, and mergers and acquisitions. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company. Prior to Maxim, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., a leading internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer as USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. Mr. Altig is a certified public accountant as is a graduate of the University of Hawaii.

Mr. Gary W. Noon has more than 24 years’ experience in the global pharmaceutical industry. Prior to joining Diversa, Mr. Noon most recently served as President of IMS Health U.S., where he was responsible for leading a diverse team of pharmaceutical industry consultants, market researchers, and marketers and developed a rapidly growing business in the U.S. Prior to IMS Health, Mr. Noon was with Pfizer/Warner Lambert, a pharmaceutical company, where he was responsible for taking pharmaceutical products from the discovery research phase to commercial introduction. At Warner Lambert, he received a President’s Award for his strategic repositioning of the drug Pregablin, which created increased sales opportunities. At GlaxoWellcome, a pharmaceutical company, during the early- to mid-1990s, Mr. Noon held a series of progressively more responsible executive positions, including general manager of Wellcome Pharmaceutical U.K., and regional director, Wellcome Pharmaceutical U.K. and Northern Europe. As general manager of the Wellcome Foundation, Mr. Noon had responsibility of the Medical (Ethical Pharmaceutical) and Consumer (OTC) divisions, which employed 600 professionals. From 1986 to 1991, Mr. Noon worked at Bristol Myers Squibb, a pharmaceutical company, first as marketing director responsible fro the product launch of the drug Lipostat, and later was promoted to general manager, U.K. While at Abbott, a pharmaceutical company, from 1983 to 1986, he launched the drug Erythroped A. Mr. Noon began his career as a product manager at Roche, a pharmaceutical company, in the U.K. Mr. Noon holds a B.Sc. in Molecular Sciences and an M.Sc. in Molecular Biology from Warwick University in England. He received an MBA from the Warwick University Business School in 1981.

Mr. R. Patrick Simms has served as the Company’s Senior Vice President, Operations since October 1998. He served as the Company’s Vice President, Process Engineering and Manufacturing from February 1997 to October 1998. Mr. Simms served as Senior Vice President, Business Development and Manufacturing, at Biosys, Inc., an agricultural biotechnology company focusing on natural insecticide products, from March 1990 to February 1997. From December 1984 to March 1990, Mr. Simms served as Vice President, Commercial Operations, at Genencor International, Inc., a biotechnology company focusing on industrial enzymes. Prior to joining Genencor, Mr. Simms spent 18 years with A.E. Staley in a wide range of technical and operational positions. Mr. Simms received a B.S. from West Virginia University.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table shows for the years ended December 31, 2004, 2003, and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other three most highly compensated executive officers (collectively, the “Named Executive Officers”) at December 31, 2004 as well as two executives who would have been among the Company’s most highly compensated executives had they been active employees at December 31, 2004:

Summary Compensation Table

		Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other(1)			Securities Underlying Options
Jay M. Short, Ph.D. President, Chief Executive Officer, and Chief Technology Officer	2004 2003 2002	$ $ $	425,000 400,000 345,000	$ $	— 90,000 150,000	$ $ $	91,731 64,971 38,049	(2) (4) (5)	164,663 175,875 125,000	(3)

William H. Baum Executive Vice President, Bioscience Products	2004 2003 2002	$ $ $	329,175 315,000 300,000	$ $	— 59,850 25,000	$ $ $	53,193 23,294 26,300	(6) (5) (5)	120,410 72,207	(3)

Edward T. Shonsey Executive Vice President, Internal Development	2004 2003 2002	$ $	301,359 279,111 —	$	— 54,602 —		$4,624 — —	(7)	133,863 215,698 —	(3)

R. Patrick Simms Senior Vice President, Operations	2004 2003 2002	$ $ $	240,240 231,000 220,000	$ $	— 20,000 20,000	$ $ $	12,284 7,997 1,854	(8) (9) (10)	78,380 64,962 —	(3)

Steven P. Briggs, Ph.D.(11) Former Senior Vice President, Corporate Research and Technology	2004 2003 2002	$ $	242,092 231,203 —	$	— 103,168 —		$9,741 — —	(12)	45,000 215,286 —

Karin Eastham(13) Former Senior Vice President, Finance, Chief Financial Officer, and Secretary	2004 2003 2002	$ $ $	257,985 283,500 270,000	$ $	— 53,156 20,000	$ $ $	145,156 33,336 35,202	(14) (5) (5)	100,000 60,282 —

(1)	As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.
(2)	Consists of $53,124 for accrued vacation sold back to the Company, $558 for gross up on Long Term Disability benefits and $38,049 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the Company’s failure to timely file Form 83(b) elections with the Internal Revenue Service, or IRS, in connection with Dr. Short’s early exercise of stock options (see “Certain Relationships and Related Transactions”).
(3)

In February 2005, each of Dr. Short, Mr. Baum, Mr. Shonsey, and Mr. Simms received an immediately vested option grant relating to the Company’s 2004 annual bonus plan (“Bonus Grants”) in the following amounts: Dr. Short received an option grant for 14,663 shares of common stock, Mr. Baum received an option grant for 14,410 shares of common stock, Mr. Shonsey received an option grant for 13,863 shares of common stock, and Mr. Simms received an option grant for 8,380 shares of common stock. These Bonus Grants are included in the Securities Underlying Options column in this table, as they represent bonuses earned by such persons in 2004. Also in February 2005, each of Dr. Short, Mr. Baum, Mr. Shonsey, and Mr. Simms was awarded a restricted stock award with a four year vesting period in the following amounts:

Dr. Short received a restricted stock award for 75,000 shares of common stock, Mr. Baum received a restricted stock award for 30,000 shares of common stock, Mr. Shonsey received a restricted stock award for 50,000 shares of common stock, and Mr. Simms received a restricted stock award for 30,000 shares of common stock. These restricted stock awards are not included in this table because they were awarded in 2005 and do not represent compensation earned by the recipients in 2004.

(4)	Consists of $38,049 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the Company’s failure to timely file Form 83(b) elections with the IRS in connection with Dr. Short’s early exercise of stock options (see “Certain Relationships and Related Transactions”) and $26,922 for accrued vacation sold back to the Company.
(5)	Represents amounts for interest due to the Company and associated tax gross-up for loans relating to the Company’s failure to timely file Form 83(b) elections with the IRS in connection with Dr. Short’s, Mr. Baum’s, and Ms. Eastham’s early exercise of stock options. See “Certain Relationships and Related Transactions.”
(6)	Consists of $33,549 accrued vacation sold back to the Company, $ 557 for gross up on Long Term Disability benefits and $19,087 representing amounts for interest due to the Company and associated tax gross-up for a loan relating to the Company’s failure to timely file Form 83(b) elections with the Internal Revenue Service, or IRS, in connection with Dr. Short’s early exercise of stock options (see “Certain Relationships and Related Transactions”).
(7)	Consists of $4,067 for personal tax return and $557 for gross up on Long Term Disability benefits.
(8)	Consists of $9,240 for accrued vacation sold back to the Company, $2,487 for personal tax return and $557 for gross up on Long Term Disability benefits.
(9)	Consists of $7,997 for accrued vacation sold back to the Company.
(10)	Consists of $1,854 for personal tax return.
(11)	Mr. Briggs’s employment with the Company commenced in February 2003 and terminated in October 2004.
(12)	Consists of $9,300 for accrued vacation sold back to the Company and $441 for gross up on Long Term Disability benefits.
(13)	Ms. Eastham’s employment with the Company commenced in April 1999 and terminated in May 2004.
(14)	Consists of $36,471 for accrued vacation sold back to the Company, $536 for gross up on Long Term Disability benefits, $80,332 of forgiveness of debt income associated with the cancellation of the loan (the “83(b) Loan”) made to Ms. Eastham relating to the Company’s failure to timely file Form 83(b) elections with the IRS in connection with Ms. Eastham’s early exercise of stock options, and $27,817 representing amounts for interest due to the Company and associated tax gross-up relating to the 83(b) Loan (see “Certain Relationships and Related Transactions”).

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 1997 Equity Incentive Plan (the “1997 Plan”). The 1997 Plan permits the grant of incentive stock options, non-statutory stock options, stock bonuses, and restricted stock purchase awards to employees, directors, and consultants of the Company. As of December 31, 2004, options to purchase a total of 8,088,987 shares of the Company’s common stock were outstanding under the 1997 Plan, and options to purchase 2,835,236 shares remained available for grant thereunder.

The following tables show, for the year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
Jay M. Short, Ph.D.	175,875	6.7%	$10.05	2/12/14	$1,111,599	$2,817,010
William H. Baum	127,207	4.8%	$10.05	2/12/14	$803,998	$2,037,489
Edward T. Shonsey	135,698	5.1%	$10.05	2/12/14	$857,664	$2,173,490
R. Patrick Simms	79,962	3.0%	$10.05	2/12/14	$505,391	$1,280,760
Steven P. Briggs, Ph.D.(4)	60,286	2.3%	$10.05	2/12/14	$381,031	$965,608
Karin Eastham(5)	115,282	4.4%	$10.05	2/12/14	$728,627	$1,846,485

(1)    Based on options to purchase 2,635,652 shares of the Company’s common stock granted to employees during the year ended December 31, 2004 under the 1997 Plan.

(2)    All options were granted at or above the fair market of the Company’s common stock on the date of grant.

(3)    The potential realizable value represents amounts, net of exercise price before taxes that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming annual appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(4)    45,000 options were forfeited effective as of October 29, 2004 upon Dr. Briggs’s termination of employment with the Company, and the remaining 15,286 options expired unexercised effective January 29, 2005.

(5)    100,000 options were forfeited effective as of November 14, 2004 upon Ms. Eastham’s termination of employment with the Company, and the remaining 15,282 options expired unexercised effective February 14, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2004(1) Exercisable / Unexercisable
Jay M. Short, Ph.D.	—	—	1,309,885 / 274,649	$6,826,071 / $ 93,656
William H. Baum	—	—	290,833 / 163,438	$963,896 / $ 34,341
Edward T. Shonsey	—	—	103,198 / 232,500	$97,125 / $124,875
R. Patrick Simms	—	—	119,041 / 107,988	$266,519 / $ 34,341
Steven P. Briggs, Ph.D.	—	—	71,536 / —	$89,437 / —
Karin Eastham	163,476	$1,086,787	98,719 / —	— / —

(1)    Represents the closing price on December 31, 2004 less the option exercise price, multiplied by the number of in-the-money shares. The closing price per share was $8.74 on the last trading day of the year as reported on the Nasdaq National Market.

Employment, Severance, and Change of Control Agreements

In August 1994, the Company entered into an employment offer letter with Jay M. Short, Ph.D., President, Chief Executive Officer, and Chief Technology Officer. Pursuant to his employment offer letter, Dr. Short’s annual compensation was initially set at a base salary of $200,000 and a target bonus of 20% of his base salary. The 20% bonus was guaranteed for the first year. Dr. Short also received a signing bonus of $75,000. In addition, the Company granted Dr. Short 56,847 shares of common stock, and he also received a stock option under the Company’s 1994 Plan to purchase 34,108 shares of common stock at an exercise price of $0.03 per share. In the event Dr. Short’s employment is terminated without cause, he will receive severance compensation equal to six months’ salary. In June 1998, the Company entered into a second letter agreement with Dr. Short under which the Company paid Dr. Short a bonus of $500,000 in each of June 1998 and June 1999 and granted him a stock option under the 1997 Plan to purchase 1,001,744 shares of common stock at an exercise price of $0.58 per share. This option vested 25% in June 1999 with the remainder vesting in equal quarterly installments over the following three years.

In November 2004, the Company entered into an employment offer letter with Anthony E. Altig, Senior Vice President, Finance and Chief Financial Officer. Pursuant to his employment offer letter, Mr. Altig’s annual compensation was initially set at a base salary of $250,000 and a target bonus of 40% of his base salary, beginning in 2005. In addition, the Company granted Mr. Altig an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $8.91 per share.

In July 1997, the Company entered into an employment offer letter with William H. Baum, Executive Vice President, Bioscience Products. Pursuant to his employment offer letter, Mr. Baum’s annual compensation was initially set at a base salary of $195,000 and a target bonus of 20% of his base salary, with a guaranteed bonus of $13,000 for 1997 only. Mr. Baum also received a hiring bonus of $30,000, paid in two equal installments on September 1, 1997 and March 1, 1998. In addition, the Company granted Mr. Baum a stock option under the 1997 Plan to purchase 95,466 shares of common stock at an exercise price of $0.43 per share. Mr. Baum was offered the right to purchase up to $50,000 of the Company’s Series D preferred stock on the same terms offered to other Series D preferred stock investors. Mr. Baum exercised this right in October 1997 and acquired 58,824 shares of Series D preferred stock in exchange for delivery of a promissory note for $50,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Baum was reimbursed $50,000 for relocation costs. In the event Mr. Baum’s employment is terminated without cause, he will receive severance compensation equal to six months of his then-current base salary, and the Company will continue to pay his employee benefits until he commences new employment.

In January 2003, the Company entered into an employment offer letter with Edward T. Shonsey, Executive Vice President, Internal Development. Pursuant to his employment offer letter, Mr. Shonsey’s annual compensation was initially set at a base salary of $280,000 and a target bonus of up to 50% of his base salary. In addition, the Company granted Mr. Shonsey a stock option under the 1997 Plan to purchase 200,000 shares of common stock at an exercise price of $7.63 per share.

In February 1997, the Company entered into an employment offer letter with R. Patrick Simms, Senior Vice President, Operations. Pursuant to his employment offer letter, Mr. Simms’ annual compensation was initially set at a base salary of $165,000 and a bonus of up to 20% of his base salary. The calculation of each annual bonus is based on both Mr. Simms’ job performance as well as the Company’s performance. In addition, Mr. Simms received a stock option under the 1997 Plan to purchase 69,429 shares of common stock at an exercise price of $0.43 per share. Mr. Simms was also offered the right to purchase up to $50,000 of the Company’s Series B preferred stock on the same terms offered to other Series B preferred stock investors. Mr. Simms exercised this right in May 1997 and acquired 39,147 shares of Series B preferred stock in exchange for $25,000 in cash and delivery of a promissory note for $25,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Simms also was reimbursed $25,000 for relocation costs. In the event that Mr. Simms’ employment is terminated without cause, he will receive severance compensation equal up to six months’ base salary and benefits until he commences new employment.

In April 2004, the Company entered into a letter agreement with Karin Eastham, the Company’s former Vice President, Finance, Chief Financial Officer, Treasurer, and Secretary. Pursuant to the letter agreement, on May 14, 2004, the date of Ms. Eastham’s resignation of employment with the Company, the Company paid Ms. Eastham a lump sum consulting fee equal to six months of her then-current base salary. In consideration for such payment, Ms. Eastham agreed to make herself available to the Company’s chief executive officer for consultation during the six-month period following May 14, 2004. The Company further agreed to pay for up to six months of health insurance coverage under COBRA. In addition, the Company agreed that the six-month consultation period following her resignation would constitute “Continuous Status as an Employee, Director, or Consultant” under the Company’s 1997 Equity Incentive Plan for purposes of the term and vesting of options previously granted to Ms. Eastham to purchase shares of the Company’s common stock. The letter agreement between the Company and Ms. Eastham is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2004.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION(1)

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for all compensation matters for the Company’s executive management and has overall responsibility to review and approve policies for employee compensation and benefits on behalf of the Board of Directors.

The Compensation Committee and the Company’s management are committed to providing compensation which will enable the Company to:

•	attract and retain superior employees;

•	encourage and reward exceptional performance; and

•	align the interests of stockholders and employees.

Executive compensation presently consists of base salary, incentive bonuses, and long-term equity compensation.

Base Salary

Base salary ranges are based on compensation surveys of comparable companies and are regularly reviewed to confirm their competitiveness. The base salaries of executives are reviewed annually and, as warranted, are adjusted to reflect changes in responsibilities, attainment of personal goals, and prevailing salary practices.

Incentive Bonus

The incentive bonus opportunity of each executive is expressed as a percentage of his or her base salary and reflects the relative capacity of each executive to affect the results of the Company. In addition to the Company’s overall revenue and earnings targets, each executive has personal goals which are reviewed and approved by the Compensation Committee. After year-end results have been confirmed, the Chief Executive Officer reviews with the Compensation Committee each executive’s performance against the previously established goals. After taking into consideration the Company’s overall revenue and earnings performance, the Compensation Committee decides upon bonus awards, which are then reported to the full Board. A similar review of the Chief Executive Officer’s performance is conducted annually by the Compensation Committee, the results of which are then reported to the full Board.

Long-Term Equity Compensation

The long-term incentive compensation for executives presently consists of stock options granted under the 1997 Plan. The grants are designed to assure competitive compensation, to link stockholder and management interests, to reward superior management performance, and to encourage ownership in the Company. The Compensation Committee reviews at least annually the level of options granted to management and reports to the full Board any such grants.

(1)    The material in this Report of the Compensation Committee of the Board of Directors on Executive Compensation is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Chief Executive Officer Compensation

The Chief Executive Officer’s compensation consists of base salary, incentive bonus, and long-term equity compensation. The Compensation Committee determined the level for each of these elements consistent with the foregoing policies and practices.

The Compensation Committee set Dr. Short’s annual base salary for the year ended December 31, 2004 at $425,000. Following the Compensation Committee’s review of Dr. Short’s overall leadership and management of the Company for the year ended December 31, 2004, the Compensation Committee approved a 2004 non-cash bonus consisting of an immediately vested option to purchase 14,663 shares of the Company’s common stock under the Company’s 2004 incentive bonus program. Also in February 2005, the Compensation Committee awarded Dr. Short 75,000 shares of the Company’s common stock as an incentive for future performance, which stock vests over four years.

In its review of Dr. Short’s performance, the Compensation Committee considered, among other factors, the Company’s accomplishments during 2004. During the year, the Company advanced its product portfolio by launching Cottonase™ enzyme and Luminase™ enzyme as independent products and Bayovac SRS in collaboration with a partner, by licensing Accentuase™-G to a partner, and by advancing other candidates within the Company’s Bioscience product pipeline. The Company also entered into several new collaborations and received BioDefense awards from the Department of Defense and a new grant from the National Institutes of Health. Additionally, the Company advanced its pharmaceutical platforms and entered into an antibody optimization agreement with Merck. Finally, the Company achieved milestones under its collaboration agreements and further expanded its patent portfolio.

Federal Tax Consequences

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements, and binding contracts. As a result, the Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

The Compensation Committee

Peter Johnson (Committee Chairman)

James H. Cavanaugh, Ph.D.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an employee or officer of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 in cash on February 14, 2000, the date of the Company’s initial public offering, for (i) the Company’s common stock, (ii) the Nasdaq Composite Index, and (iii) the Nasdaq Biotechnology Index. All values assume reinvestment of the full amount of any dividends and are calculated as of the closing price of the last day of each quarter. The closing price on February 14, 2000, the date of the Company’s initial public offering, was $75.00 per share and serves as the baseline for the Company’s return calculation rather than its initial public offering price of $24.00. The Company’s closing stock price on December 31, 2004, the last trading day of the Company’s 2004 year, was $8.74.

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2004 regarding the Company’s equity compensation plans, including the 1997 Plan, the 1994 Employee Incentive and Non-Qualified Stock Option Plan (the “1994 Plan”), the 1999 Non-Employee Directors’ Stock Option Plan, and the 1999 Employee Stock Purchase Plan. As a result of the termination of the 1994 Plan, no additional option grants will be made under the 1994 Plan.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	8,462,000	$10.45	3,269,068
Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	8,462,000	$10.45	3,269,068

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 1999, the Board of Directors implemented a program to allow optionees to early exercise stock options prior to vesting. Six optionees, including Jay M. Short, Ph.D., Karin Eastham, William H. Baum, and Melvin I. Simon, Ph.D. purchased shares of the Company’s common stock pursuant to this program. This stock was subject to repurchase restrictions which lapsed over the same period as the predecessor stock options would have vested. As part of the Company’s agreement to amend the options, the Company agreed to prepare tax election forms for the benefit of the optionees. These tax election forms were not timely filed and, as a result, the optionees were exposed to substantial potential tax liabilities. In order to minimize the potential adverse tax consequences to the optionees, on February 7, 2000, the Board removed the stock repurchase restrictions on approximately 207,000 shares and agreed to advance funds to the optionees in an amount necessary to provide the cash to pay the individual tax liabilities that resulted from removal of the repurchase restrictions. After consideration of each optionee’s individual tax situation and in order to fairly rectify the effect of the Company’s failure to timely prepare these tax election forms, the Company compensated two optionees, Ms. Eastham and Dr. Simon, in amounts of approximately $92,000 and $159,000, respectively, for the permanent tax liabilities associated with the Company’s failure to complete the filings. The Board also agreed to make full recourse secured loans to the optionees to assist with temporary differences in taxation. The loans carry a market interest rate and are due in 2006, and prepayment is required in specified circumstances. As of December 31, 2004, the Company had loans outstanding of approximately $385,000 to Dr. Short and $193,000 to Mr. Baum pursuant to this agreement. In 2004, following Ms. Eastham’s termination of employment with the Company, the Company canceled the note evidencing the loan made to Ms. Eastham in exchange for a lump-sum payment of $179,175 to the Company intended to repay the Company the discounted value of the remaining $259,507 principal balance of the loan.

Until December 31, 2004, the Company employed one of its directors, Melvin I. Simon, Ph.D., as its Resident Scientific Advisor on a part-time basis. As the Company’s Resident Scientific Advisor, Dr. Simon served as strategic advisor to the Company’s research organization, primarily by identifying opportunities for technology development. During 2004, for services rendered to the Company in his capacity as Resident Scientific Advisor, the Company paid Dr. Simon $100,000 in base salary.

From December 2001 until December 31, 2004, inclusive, the Company retained one of its directors, Fernand Kaufmann, Ph.D., as a consultant on a variety of matters involved with the Company’s bioscience projects and products. In each of 2001, 2002, 2003, and 2004, the Company paid Dr. Kaufmann less than $60,000 as compensation for services rendered in his capacity as a consultant.

On February 20, 2003, the Company completed a series of agreements with Syngenta Participations AG, or Syngenta, and Torrey Mesa Research Institute, or TMRI, a wholly-owned subsidiary of Syngenta. Under the transactions, the companies formed an extensive research collaboration whereby the Company is entitled to receive a minimum of $118 million in research and development funding over the initial seven-year term of the related research collaboration agreement and will be eligible to receive certain milestone payments and royalties upon product development and commercialization. Additionally, the Company acquired certain intellectual property rights licenses from Syngenta used in activities conducted at TMRI. The Company also purchased certain property and equipment from TMRI and assumed certain miscellaneous liabilities under equipment maintenance contracts. One of Syngenta’s affiliates, Syngenta Seeds AG, held approximately 5.4% of the Company’s outstanding common stock immediately prior to the close of the transactions. Upon closing, the Company issued to Syngenta and TMRI a total of 6,034,983 shares of common stock and a warrant to purchase 1,293,211 shares of common stock at $22.00 per share that is exercisable for ten years starting in 2008. The common stock and the warrant represented 14% and 3%, respectively, of the Company’s common stock after giving effect to those issuances and assuming full exercise of the warrant. The total value of the acquisition was approximately $74.0 million, including transaction fees. The value of the Company’s shares used in determining the purchase price was $11.44 per share based on the average of the closing prices of the Company’s common stock for a range of five trading days — two days prior to, two days subsequent to, and the announcement date for the transactions of December 4, 2002. The value of the warrant issued was determined by a third party valuation. The transaction was accounted for as an asset purchase under accounting principles generally accepted in the United States.

LEGAL PROCEEDINGS

In December 2002, the Company and certain of the Company’s officers and directors were named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York, now captioned In re Diversa Corp. Initial Public Offering Sec. Litig., Case No. 02-CV-9699. In the amended complaint, the plaintiffs allege that the Company and certain of the Company’s officers and directors, and the underwriters (the “Underwriters”) of the Company’s initial public offering, or IPO, violated Sections 11 and 15 of the Securities Act of 1933, as amended, based on allegations that the Company’s registration statement and prospectus prepared in connection with the Company’s IPO failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the Underwriters. The complaint also contains claims for violation of Sections 10(b) and 20 of the Securities Exchange Act of 1934, as amended, based on allegations that this omission constituted a deceit on investors. The plaintiffs seek unspecified monetary damages and other relief. This action is related to In re Initial Public Offering Sec. Litig., Case No. 21 MC 92, in which similar complaints were filed by plaintiffs (the “Plaintiffs”) against hundreds of other public companies (collectively, the “Issuers”) that conducted IPOs of their common stock in the late 1990s and 2000 (collectively, the “IPO Cases”). On January 7, 2003, the IPO Case against the Company was assigned to United States Judge Shira Scheindlin of the Southern District of New York, before whom the IPO Cases have been consolidated for pretrial purposes.

In February 2003, the Court issued a decision denying the motion to dismiss the Sections 11 and 15 claims against the Company and the Company’s officers and directors, and granting the motion to dismiss the Section 10(b) claim against the Company without leave to amend. The Court similarly dismissed the Sections 10(b) and 20 claims against two of the Company’s officers and directors without leave to amend, but denied the motion to dismiss these claims against one officer.

In June 2003, Issuers and Plaintiffs reached a tentative settlement agreement and entered into a memorandum of understanding providing for, among other things, a dismissal with prejudice and full release of the Issuers and their officers and directors from all further liability resulting from Plaintiffs’ claims, and the assignment to Plaintiffs of certain potential claims that the Issuers may have against the Underwriters. The tentative settlement also provides that, in the event that Plaintiffs ultimately recover less than a guaranteed sum of $1 billion from the Underwriters in the IPO Cases and related litigation, Plaintiffs would be entitled to payment by each participating Issuer’s insurer of a pro rata share of any shortfall in the Plaintiffs’ guaranteed recovery. In the event, for example, the Plaintiffs recover nothing in judgment against the Underwriter defendants in the IPO Cases and the Issuers’ insurers therefore become liable to the Plaintiffs for an aggregate of $1 billion pursuant to the settlement proposal, the pro rata liability of the Company’s insurers, with respect to the Company, would be $4 million, assuming that 250 Issuers which approved the settlement proposal, and their insurers, were operating and financially viable as of the settlement date. The Company is covered by a claims-made liability insurance policy which would satisfy the Company’s insurers’ pro rata liability described in this hypothetical example.

In June 2004, the Company executed a settlement agreement with the plaintiffs pursuant to the terms of the memorandum of understanding. On February 15, 2005, the Court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. In addition, the settlement is still subject to statutory notice requirements as well as final judicial approval.

HOUSEHOLDING

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may send your request by mail to our Investor Relations department at Diversa Corporation, 4955 Directors Place, San Diego, California 92121 or by telephone at (858) 526-5000.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Anthony E. Altig Senior Vice President, Finance, Chief Financial Officer, and Secretary

April 15, 2005

APPENDIX A

2005 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

1.    General.

(a) Eligible Recipients. The persons eligible to receive Stock Awards are the Non-Employee Directors of the Company.

(b) Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Non-statutory Stock Options, (ii) Stock Purchase Awards, (iii) Stock Bonus Awards, (iv) Stock Appreciation Rights, (v) Stock Unit Awards, and (vi) Other Stock Awards.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate by giving them an opportunity to benefit from increases in value of the Common Stock.

2.    Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken ownership chain of corporations ending with the Company, provided each corporation in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain, and (ii) any corporation (other than the Company) in an unbroken ownership chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain. The Board shall have the authority to determine (x) the time or times at which the ownership tests are applied, and (y) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).

(d) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any material contract or agreement between the Participant and the Company or any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal with or without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement where such agreement provides for acceleration of vesting of such Stock Awards in the event of a Change in Control; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Diversa Corporation, a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from a Non-Employee Director of the Company to a Consultant of an Affiliate or an Employee of the Company will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Effective Date” means the later of (i) the date this Plan is approved by the Company’s stockholders, and (ii) the date this Plan is approved by the Board. Stockholder approval shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

(p) “Eligible Committee Director” means a Director who either (i) is not a current Employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership, limited liability company or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the last market trading day prior to the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(v) “Non-Employee Director” means a Director who is not an Employee.

(w) “Non-statutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Option” means a Non-statutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(aa) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(bb) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(dd) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ee) “Plan” means this Diversa Corporation 2005 Non-Employee Directors’ Equity Incentive Plan.

(ff) “Prior Plan” means the Company’s 1999 Non-Employee Directors’ Stock Option Plan in effect immediately prior to the Effective Date of the Plan.

(gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(jj) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(kk) “Stock Award” means any right granted under the Plan, including a Non-statutory Stock Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award, or any Other Stock Award.

(ll) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(mm) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(nn) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(i).

(pp) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(rr) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3.    Administration.

(a) Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 3(c).

(b) Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award Agreement fully effective.

(iii) To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv) To amend the Plan or a Stock Award as provided in Section 13.

(v) To terminate or suspend the Plan as provided in Section 14.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(c) Delegation to Committee.

(i) General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance.    In the sole discretion of the Board, the Committee may consist solely of two or more Eligible Committee Directors, in accordance with Rule 16b-3.

(d) Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.    Shares Subject to the Plan.

(a) Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, Six Hundred Thousand (600,000) shares of Common Stock; provided, however, that such share reserve shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that as of the Effective Date of the Plan (i) are issuable pursuant to options outstanding under the Company’s Prior Plan, and (ii) but for the termination of the Prior Plan as of the Effective Date of the Plan, would otherwise have reverted to the share reserve of the Prior Plan pursuant to the terms thereof. In addition, the number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1st of each year beginning on January 1, 2006 and ending on (and including) January 1, 2015, in an amount equal to the excess of (i) the number of shares subject to Stock Awards granted during the preceding calendar year, over (ii) the number of shares added back to the share reserve during the preceding calendar year pursuant to the provisions of Section 4(b); provided, however, that such automatic annual increase shall not exceed Two Hundred Fifty Thousand (250,000) shares. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(b) Reversion of Shares to the Share Reserve.    If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, or if any shares of Common Stock are cancelled in accordance with the cancellation and regrant provisions of Section 8, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan.

(c) Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company.

5.    Eligibility.

Only Non-Employee Directors may be granted Stock Awards under the Plan.

6.    Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as required by the Plan. Each Option shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.    No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(c) Consideration.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(c) are:

(i) by cash or check;

(ii) bank draft or money order payable to the Company;

(iii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iv) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(v) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability.    The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.    An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option upon the Optionholder’s request, provided that such transfer is in compliance with applicable tax and securities laws.

(ii) Domestic Relations Orders.    Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(iii) Beneficiary Designation.    Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally.    The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Early Exercise.    The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(g) Termination of Continuous Service.    In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability or as of, or within twelve (12) months following a Change in Control), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension of Termination Date.    An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i) Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Termination for Cause.    Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(l) Termination Upon or Following a Change in Control.    In the event that an Optionholder’s Continuous Service terminates as of, or within twelve (12) months following a Change in Control, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) within such period of time ending on the earlier of (i) the date twelve (12) months following the effective date of the Change in Control (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

7.    Provisions of Stock Awards other than Options.

(i) Stock Purchase Awards.    Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(ii) Purchase Price.    At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(iii) Consideration.    At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (A) in cash or by check at the time of purchase, (B) by past services rendered to the Company, or (C) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(iv) Vesting.    Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(v) Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (A) the Fair Market Value on the relevant date, or (B) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of Common Stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(vi) Transferability.    Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b) Stock Bonus Awards.    Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    A Stock Bonus Award may be awarded in consideration for (A) past services actually rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.    Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability.    Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c) Stock Unit Awards.    Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.    At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.    A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.

(iv) Additional Restrictions.    At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award after the vesting of such Stock Unit Award.

(v) Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Unit Award Agreement evidencing such Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(d) Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iii) Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment.    The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service.    In the event that a Participant’s Continuous Service terminates (other than for Cause or as of or within twelve (12) months following a Change in Control), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(vi) Termination for Cause.    Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(vii) Termination Upon Change in Control.    In the event that a Participant’s Continuous Service terminates as of, or within twelve (12) months following a Change in Control, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) within such period of time ending on the earlier of (i) the date twelve (12) months following the effective date of the Change in Control (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(e) Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.    Stockholder Approval Required for Repricing, Cancellation and Re-Grant of Options and Stock Appreciation Rights.

Only with the approval of the Company’s stockholders may the Board effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Option or Stock Appreciation Right under the Plan; (2) the cancellation of any outstanding Option or Stock Appreciation Right under the Plan and the grant in substitution therefor of (a) a new Option or Stock Appreciation Right under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (b) a Stock Purchase Award, (c) a Stock Bonus Award, (d)a Stock Unit Award, (e) an Other Stock Award, (f) cash, and/or (g) other valuable consideration (as determined by the Board, in its sole discretion); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

9.    Covenants of the Company.

(a) Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.    Use of Proceeds from Sales of Common Stock.

Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.    Miscellaneous.

(a) Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting an offer by the Company of Common Stock to any Participant under the terms of a Stock Award shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is actually received or accepted by the Participant.

(c) Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(d) No Service Rights.    Nothing in the Plan, any instrument executed, or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company as a Non-Employee Director or shall affect the right of the Company or an Affiliate to terminate the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) by such other method as may be set forth in the Stock Award Agreement.

(g) Electronic Delivery.    Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

12.    Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments.    If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 4(a), (iii) the class(es) and number of securities subject to each outstanding stock award under the Prior Plan that are added from time to time to the share reserve under the Plan pursuant to Section 4(a), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.    The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii) Stock Awards Held by Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.    Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.    In the event that a Participant is required to resign his or her position as a Non-Employee Director as a condition of a Change in Control, the outstanding Stock Awards of such Participant shall become fully vested and exercisable immediately prior to the effectiveness of such resignation (and contingent upon the effectiveness of the Change in Control).

(e) Parachute Payments.

(i) If the acceleration of the vesting and exercisability of Stock Awards provided for in Sections 12(c) and 12(d), together with payments and other benefits of a Participant (collectively, the “Payment”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 12(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Participant in full, or (2) provided to such Participant as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Participant, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(ii) The Company shall appoint a nationally recognized independent accounting firm (the “Accountant”) to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all costs and expenses with respect to the determinations the Accountant may reasonably incur in connection with any calculations contemplated by this Section 12(e).

(iii) Unless the Company and such Participant otherwise agree in writing, any determination required under this Section 12(e) shall be made in writing in good faith by the Accountant. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): (A) reduction of cash payments; (B) cancellation of accelerated vesting of Options and other Stock Awards; and (C) reduction of other benefits paid to the Participant. If acceleration of vesting of Stock Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of the Stock Awards (i.e., the earliest granted Stock Award cancelled last) unless the Participant elects in writing a different order for cancellation.

(iv) For purposes of making the calculations required by this Section 12(e), the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Participant shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination.

(v) If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Participant is liable for the Excise Tax as a result of the Payment, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payment (the “Repayment Amount”). The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Optionholder shall pay the Excise Tax.

(vi) Notwithstanding any other provision of this Section 12(e), if (A) there is a reduction in the Payment as described above, (B) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (C) the Participant the Excise

Tax, then the Company shall pay or otherwise provide to the Participant that portion of the Payment that was reduced pursuant to this Section 12(e) contemporaneously or as soon as administratively possible after the Optionholder pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the Payment are maximized.

(vii) If the Participant either (A) brings any action to enforce rights pursuant to this Section 12(e), or (B) defends any legal challenge to his or her rights under this Section 12(e), the Participant shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Participant, the court finds that the action was brought in good faith.

13.    Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.    Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law or applicable exchange listing requirements.

(b) Stockholder Approval.    The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval.

(c) Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Non-Employee Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder.

(d) No Impairment of Rights.    Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e) Amendment of Stock Awards.    The Board, at any time and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to the limitations of Section 8 and any other specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

14.    Termination or Suspension of the Plan.

(a) Plan Term.    The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

15.    Effective Date of Plan.

This Plan shall become effective on the Effective Date.

16.    Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

DIVERSA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 12, 2005

The undersigned hereby appoints Jay M. Short, Ph.D. and Anthony E. Altig, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Diversa Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 12, 2005 at the Company’s offices located at 4939 Directors Place, San Diego, California 92121, at 1:30 p.m. (local time), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

DIVERSA CORPORATION

May 12, 2005

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND

FOR PROPOSALS 2 AND 3 LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)

☐	☐	☐

Proposal 1:	Nominees:	❑ Mr. Peter Johnson
To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.		❑ Ms. Cheryl Wenzinger

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    •

	FOR	AGAINST	ABSTAIN

Proposal 2: To approve the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan.	☐	☐	☐

Proposal 3: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005.	☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 14, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.